Exhibit 10.1

May 16, 2008

Mr. John Williford
416 Raymundo Dirve
Woodside, CA 94062

Dear John:

I am pleased to confirm our verbal offer of employment for the position of President, Global Supply Chain Solutions. In this position you will report directly to me and will serve as a member of the Leadership Team. Your employment will commence on June 23rd, 2008.

This position is offered to you at a salary of $43,750 per month, which equates to an annual base salary of $525,000 and your management level will be Level 19.

The annual cash incentive for this level of management (Level 19) currently provides for an annual target opportunity equal to 75% of eligible base salary. The award is based on Ryder System Inc. Equity Compensation Plan and is paid in February of each year for the preceding year, if approved by the Board of Directors. For the 2008 performance year, your bonus incentive payment is guaranteed at target or actual plan payment, whichever is higher and pro-rated from your date of hire.

On your first day of employment, you will receive an initial equity award with a total value of $775,000 delivered 45% in stock options, 35% in performance-based restricted stock (PBRSR) and 20% in performance-based cash (PBCA). The performance period for both PBRSR and PBCA is from January 1, 2008 through December 31, 2010 and the performance criteria is relative performance against the S&P500. Achievement is based on the following measurement:

•	For PBRSR: Ryder’s Total Shareholder Return (TSR) being equal to or better than the S&P 500 TSR average over the three-year performance period.

•	For PBCA: Ryder’s Total Shareholder Return (TSR) being equal to or better than the S&P 500’s 33rd percentile over the three-year performance period.

The stock options will vest in three equal annual installments from the date of the award. The exercise price will be based on the FMV on the date of the grant. Vesting and awarding of both PBRSR and PBCA is subject to Compensation Committee approval of the performance results at its first meeting after the close of the performance period.

Mr. John Williford

May 16, 2008

In addition, you will receive an award of time-based restricted stock rights with a value of $800,000. The number of whole shares will be determined based on the FMV on your first day of employment, rounded to the nearest 25 and will cliff vest three years from the date of the award.

Stock ownership by management is valued at Ryder. Accordingly, a stock ownership guideline of one (1) times base salary has been established for your position. You will have five years from your date of hire to reach your required stock ownership level. While five years have been allotted as the maximum time frame over which to accumulate full stock ownership levels, you should meet a pro-rata portion of the stock ownership guideline for each month in your position.

Your new position also includes the following executive perquisites: a monthly car allowance of $800; an annual executive perquisite allowance of $5,000 per year, (you will receive a pro-rata allowance) grossed up for taxes; and an annual tax preparation and financial planning allowance of up to $15,000 per year. Additional executive perquisites include Executive Life Insurance providing coverage equal to three times base pay, supplemental long-term disability coverage in addition to any underlying coverage in place; and twenty-four hour travel accident insurance. The perquisites offered to executives are subject to change, at any time, at the discretion of the Board of Directors. You are also eligible for a full-reimbursement relocation package. A representative in the Human Resources Group will assist you with your move.

You are also eligible for Ryder System, Inc. employee benefits as summarized in the enclosed Benefits at a Glance. Please note that your coverage under Ryder’s benefit plan will be effective on the first day of the month following ninety (90) calendar days of employment, however, you must enroll within 60 days of your date of hire. Your enrollment package and Personal Fact Sheet (PFS) will be sent to you from the Benefits Services Center shortly after you are hired. It will reflect both the deadline to enroll and your benefits effective date. If you do not receive your enrollment package, please contact Greg Greene.

In addition, Ryder agrees to reimburse you for the difference between the cost of Ryder’s medical/dental coverage and the COBRA health insurance premiums through your present employer until such time as your Ryder health insurance becomes effective.

As a member of the Leadership Team, you will receive a Severance Agreement with change of control provisions. This agreement provides for salary and bonus payments, and certain other allowances.

Government regulations require that we verify identity and employment eligibility of all new employees within three business days of their date of hire. Please be prepared to submit proper documentation on your start date. This offer letter is contingent upon your successful completion of a post-offer drug screening test.

Mr. John Williford

May 16, 2008

This is a letter of offer and not to be construed as a formal contract of employment. We hope you understand that we must confirm your employment to be on an “at will” basis. Neither our stating your salary or wages in annualized terms nor our comments and representations in other respects are intended to express or imply that you will be working either for any particular duration, under a contract of employment or otherwise have any guaranteed terms related to employment, compensation or perquisites.

John, on behalf of myself and Ryder’s Leadership Team, I am looking forward to working with you in your new position with Ryder. Please call me at (305) 500-4440 or Greg Greene at (305) 500-4743, should you have any questions regarding this offer.

Sincerely,

/s/ Gregory T. Swienton